                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

        Information to be included in statements filed pursuant to rules
               13d-1 (b) (c), and (d) and amendments thereto filed
                           pursuant to rule 13d-2 (b)
                               (Amendment No._1__)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP NO. 266905 20 7             13G                          Page 2 of 6 Pages

 1      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Anthony J. Van Zeeland

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)      [ ]
        (b)      [ ]

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

           NUMBER OF                5  SOLE VOTING POWER
             SHARES
          BENEFICIALLY                 - 0 -
            OWNED BY
              EACH
           REPORTING
             PERSON
              WITH
                                    6  SHARED VOTING POWER

                                       1,214,175

                                    7  SOLE DISPOSITIVE POWER

                                       - 0 -

                                    8  SHARED DISPOSITIVE POWER

                                       1,214,175

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,214,175

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.1%

 12     TYPE OF REPORTING PERSON (See Instructions)

        IN

* See instruction before filling out

CUSIP NO. 266905 20 7              13G                         Page 3 of 6 Pages

   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Patricia Mae Van Zeeland

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a) [ ]
          (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

             NUMBER OF                 5 SOLE VOTING POWER
               SHARES
            BENEFICIALLY                 - 0 -
              OWNED BY
                EACH
             REPORTING
               PERSON
                WITH
                                       6 SHARED VOTING POWER

                                         1,214,175

                                       7 SOLE DISPOSITIVE POWER

                                         - 0 -

                                       8 SHARED DISPOSITIVE POWER

                                         1,214,175

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,214,175

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]


   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.1%

   12     TYPE OF REPORTING PERSON (See Instructions)

          IN

* See instruction before filling out

ITEM 1(a)       NAME OF ISSUER:

                DuraSwitch Industries, Inc. (the "Issuer")

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                234 S. Extension Road, Mesa, Arizona 85210

ITEM 2(a)       NAME OF PERSON FILING:

                Anthony J. Van Zeeland

ITEM 2(b)       ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                234 S. Extension Road, Mesa, Arizona 85210

ITEM 2(c)       CITIZENSHIP:

                United States

ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                Common stock, par value $0.001 per share

ITEM 2(e)       CUSIP NUMBER:

                266905 20 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                Not applicable.

ITEM 4.   OWNERSHIP

                (a)   AMOUNT BENEFICIALLY OWNED: 1,214,175

                (b)   PERCENT OF CLASS: 13.1%

                (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   sole power to vote or to direct the vote: - 0 -
                      (ii)  shared power to vote or to direct the vote:1,214,175
                      (iii) sole power to dispose or to direct the
                            disposition of:  - 0 -
                      (iv)  shared power to dispose or to direct the
                            disposition of:  1,214,175

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSONS

                Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                Not applicable.

ITEM 10.  CERTIFICATIONS

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of charging or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                           February 4, 2001
                                           -----------------------------------
                                           Date:

                                           /s/ Anthony J. Van  Zeeland
                                           -----------------------------------
                                           Anthony J. Van Zeeland



                                           /s/ Patricia Mae Van Zeeland
                                           -----------------------------------
                                           Patricia Mae Van Zeeland